Exhibit 10.4

Purchase and Sales Contract

Supplier:	Contract number:
Buyer:	Signing time:
Signing place:

Based on the principles of “equality, mutual benefit, friendly consultation, and good faith”, and in accordance with the Civil Code of the People’s Republic of China, the supplier and the buyer have entered into this contract for mutual compliance regarding the procurement of ethylene glycol from the supplier:

1. Name, origin, quantity, unit price, total amount of the goods, etc. (Currency unit: RMB Yuan)

Product name	Place of origin	Quantity	Unit	Unit price (including tax)	Total amount (excluding tax)	Tax amount	Total amount (including tax)
Ethylene glycol	Imported		Ton
Total amount (in words)：		Zero yuan

2. Quality of goods: The quality and technical standards of the goods under this contract shall be based on the technical indicators issued by the country or industry

3. Delivery time, location, and delivery method: The supplier and the buyer shall deliver the goods before (including) _______, and the delivery location shall be Changjiang International Port Co., LTD, Zhangjiagang Free Trade Zone. The buyer shall pick up the goods by itself, and the supplier shall provide the buyer with a 5- day free storage period from the date of picking up the goods. The supplier shall bear the cost of transferring the ownership of the goods, and settle the storage fees under the supplier’s account before delivery.

4. The transportation method and cost burden shall be borne by the buyer.

5. Packaging standards, supply and recycling of packaging materials:

6.Reasonable loss and calculation method: The settlement quantity shall be subject to the actual transfer quantity of goods title.

7. Acceptance criteria and deadline for raising objections: The acceptance criteria are referred to in Article 2. Within 3 days of delivery of the goods to the demander, if there are any quality or quantity objections, the demander shall raise and notify the supplier. If the demander fails to raise the objections within the agreed time, it shall be deemed that the quantity and quality of the goods have been

8. Settlement method and deadline: The supplier shall transfer the goods to the buyer through the online service platform (CA) of Changjiang International Port Co., LTD， Zhangjiagang Free Trade Zone before (including) _______, and the buyer shall remit the payment by wire transfer before (including) , _______. The supplier shall issue a valid VAT invoice to the buyer within the month of delivery of all goods or receipt of full payment.

9. Liability for breach of contract: If the supplier fails to deliver the goods on time, the supplier shall pay a penalty of one thousandth of the overdue payment to the buyer for each day of delay, until the supplier delivers all the goods ; If the buyer fails to make the payment on time, the buyer shall pay a penalty of one thousandth of the unpaid amount to the supplier for each day of delay until the full payment is made.

10. Dispute resolution: In the event of a dispute, both parties shall first negotiate and resolve it ; If a settlement cannot be reached through negotiation, a lawsuit can be filed with the people’s court of the place where the contract is signed for resolution. The defaulting party shall bear all reasonable expenses paid by the non breaching party for exercising its rights under this contract, including but not limited to litigation costs, lawyer fees, preservation fees, and travel expenses.

11. Contract Termination and Modification: The supply and demand parties may terminate or modify this contract by mutual agreement, and the

12. This contract is made in duplicate, with each party holding one copy. It shall come into effect after being stamped by both parties (fax copies, scanned copies, and the original copies shall have the same legal effect).

Supplier	Buyer
Unit address:	Unit name (seal):
Unit name (seal):	Unit address:
Entrusted agent	Entrusted agent
Phone:	Phone:
Opening Bank:	Opening Bank:
Account:	Account:
Fax:	Fax: